Exhibit 99.1

NEWS for Immediate Release

Manitowoc First-Quarter 2006 Sales and Earnings
Set Company Record

•                  Company raises full-year guidance for the second time in 2006

•                  First-quarter revenue increased 24 percent to a record $633 million

•                  First-quarter diluted earnings from continuing operations, excluding special items, were a record $0.47 per share, an increase of 147 percent from 2005

•                  Crane segment continues to deliver outstanding performance

•                  2-for-1 stock split declared on February 24, distributed on April 10

•                  First-quarter 2006 Economic Value-Added® (EVA) of $20 million exceeds full-year 2005 contribution

MANITOWOC, Wis. – April 25, 2006 – The Manitowoc Company (NYSE: MTW) today reported record levels of net sales and earnings during the first quarter ended March 31, 2006. Net sales increased 24 percent to $633.0 million from $510.3 million during the first quarter of 2005. Reported earnings per diluted share were $0.48 for the 2006 quarter compared to $0.11 for the 2005 quarter.

Excluding the effects of discontinued operations and the favorable settlement of a post-acquisition claim during the 2006 quarter and the effect of discontinued operations and costs of early debt extinguishment during the 2005 quarter, first-quarter earnings per diluted share from continuing operations increased 147 percent to $0.47 in 2006, up from $0.19 for the comparable 2005 period. All per share amounts reflect the 2006 two-for-one stock split that was declared February 24 and distributed April 10. A reconciliation of GAAP earnings to earnings excluding special items for three months ended March 31, 2006 and 2005 is included later in this release.

“The Manitowoc Company today announced record first-quarter earnings. This impressive start reinforces our expectation that 2006 will be a record year for the company,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer. “We expect our market leadership in cranes to continue to generate strong shareholder returns during this period of robust global construction activity, especially because peak crane demand historically trails that of the general construction equipment industry. Our Foodservice and Marine segments also made solid contributions during the quarter and are on track for excellent performance in 2006. The strength of our balanced portfolio of market-leading businesses resulted in a first-quarter 2006 EVA contribution of $20 million, which exceeded the full year 2005 contribution.”

Business Segment Results

First-quarter 2006 net sales in the Crane segment increased 33 percent to $477.5 million, from $358.0 million in the first quarter of 2005. Operating earnings increased 151 percent to $51.2 million, from $20.4 million last year. The strength of the Crane segment’s end markets is reflected in its backlog, which totaled $987 million, an increase of 14 percent from December 31, 2005, and up 85 percent from March 31, 2005.

“Our Crane segment’s performance this quarter was truly outstanding,” Growcock said. “We are seeing the dividends from our investments in a global crane strategy. Operating margins have increased from 5.7 percent to 10.7 percent, driven primarily by operating leverage from increased volume and improved product mix in all of our geographic markets. The federal highway and energy bills passed last year, along with a robust industrial construction market, are keeping U.S. fleet rental and utilization rates at high levels. Our global crane portfolio also performed very well in other regions. Demand for mobile cranes remains strong in the Europe, Middle East, and Asian regions. Our new production facility in China is providing complete tower cranes as well as crawler and mobile crane components for the growing Asian markets.”

In the Foodservice segment, first-quarter 2006 net sales decreased 3 percent to $93.6 million from $96.2 million last year. Operating earnings for the first quarter of 2006 were $10.6 million, a 14 percent decrease from the prior year period. The decrease in both revenue and operating margin was expected and reflects unusually strong beverage sales in the 2005 period from major chain rollouts and higher distributor sales. Margins were also impacted by increased commodity costs, specifically for copper and aluminum, in the 2006 period. First-quarter 2006 performance was aided by operating efficiencies from last year’s plant consolidation in the refrigeration operations. The company has also implemented pricing actions and commodity hedging strategies to combat commodity costs and to improve foodservice performance for the balance of 2006.

“The Foodservice segment is on track for another successful year in 2006,” Growcock said. “Our new nugget and flake ice machines are increasing their penetration into various commercial markets, while new distribution channels are showing strong interest in our residential ice machine. The residential machine and a full line of under-counter ice makers are now in full production at our new China manufacturing facility. In addition, our refrigeration business is benefiting from robust new construction activity in the domestic lodging and restaurant markets.”

Revenues for the Marine segment during the first quarter of 2006 rose more than 10 percent to $61.9 million from $56.1 million in the 2005 quarter. Operating earnings for Marine were $3.7 million, more than double the $1.6 million achieved in the first quarter of 2005.

“The Marine segment also had a solid quarter and is turning the corner to sustained profitability,” Growcock said. “Its projects now all have reasonable pricing and delivery terms, which will allow the Marine segment to manage them effectively and profitably. The largest project, the Navy’s Littoral Combat Ship, is on track for a September launch at Marinette and our backlog of nine OPA-90 tank barges at Bay Shipbuilding is leveraging the efficiencies and capabilities at that yard,” Growcock said.

Strategic Priorities

“For more than a decade, we have been guided by the strategies of product innovation, strategic acquisitions, and geographic expansion. The benefits of those strategies are apparent in today’s results,” Growcock said. “We have recently adopted Vision 2010 as our new roadmap to continued performance improvement. As satisfying as our current situation is, we must anticipate changing demand from our global customer base and be ready to capture new opportunities. This more robust strategic platform sharpens the company’s skill sets and better aligns our resources with the ultimate goal of profitable growth. We will achieve that goal by pursuing the six strategic imperatives of Vision 2010.”

Growth:  We seek to capitalize and improve upon our global market leadership in our Crane and Foodservice segments. The Crane segment is the market leader in numerous product categories and regions, and Foodservice is the #1 cold-focused equipment supplier in North America. Both segments recently completed new facilities in China that will serve as cornerstones for their continued growth in the Asian markets. The Marine segment will be scaled and managed for long-term profitable operations.

Innovate:  We will continue our history of bringing new products and features to all of our categories.
We involve our customers early in the design stages to better understand their requirements and how the products will be used. This process allows us to incorporate new technologies, processes and services into our products and to redefine the markets that we serve. Because of this focus, Manitowoc expects to introduce more than 25 new products in 2006.

Customer Focus:  We will serve our customers on a global basis, providing not only world-class products but service and support. We believe that an integrated approach to serving our customers’ needs will reinforce Manitowoc’s preferred supplier status. Expanding our Crane CARE strategies, coupled with ongoing ERP implementations, are the next steps in this multi-faceted process.

Excellence in Operations:  We will continue to improve our processes, which will yield better products. Improved operating efficiencies from enterprise-wide adoption of global sourcing strategies, Six Sigma, Lean manufacturing, and other methodologies will generate more competitive costs, better quality, faster deliveries, and improved safety.

People and Organizational Development:  We will have the people, organization, and culture that can recognize and capture opportunities on a global basis. Global leadership training programs will nurture talent in all of our markets, and we will continue to attract, develop, and retain top management talent.

Create Value:  We will continue to employ EVA as the benchmark for value creation. Acquisitions and capital reinvestment will remain part of our growth strategy, and EVA will guide our efficient use of capital.

Earnings Guidance

“Favorable demand fundamentals, primarily in the global crane market, have prompted the company to increase 2006 earnings per share guidance for a second time this year,” Growcock said. “The company now anticipates that 2006 earnings per share, on a post-split basis, will be in a range of $2.15 to $2.25 per share,” Growcock said. “The revised earnings guidance incorporates a 2006 global effective tax rate in the low 30 percent range. This reflects increased operating income from manufacturing regions with higher tax rates. With the announced redemption of our 10.375% Senior Subordinated Notes in the second quarter, we project a year-end debt-to-cap well below 40 percent, with interest expense tracking in the low $40 million range due to lower anticipated outstanding average debt balances. Early debt extinguishment expenses will be approximately 15 cents per share, so full-year GAAP earnings per share will be in a $2.00 to $2.10 range.”

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended
	March 31,
	2006	2005

Net earnings	$29.7	$6.5
Special items, net of tax (at statutory rate):
(Gain) loss from discontinued operations	0.3	(0.6)
Post acquisition claim settlement	(0.8)	—
Early extinguishment of debt	—	5.4
Earnings from continuing operations before special items	$29.2	$11.3

Diluted earnings per share	$0.48	$0.11
Special items, net of tax (at statutory rate):
(Gain) loss from discontinued operations	0.01	(0.01)
Post acquisition claim settlement	(0.01)	—
Early extinguishment of debt	—	0.09
Diluted earnings per share from continuing operations before special items	$0.47	$0.19

The Manitowoc Company will host a conference call tomorrow, April 26, at 10:00 a.m., Eastern Time. The call will also be broadcast live via the Internet at Manitowoc’s Web site: http://www.manitowoc.com.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

•        anticipated changes in revenue, margins, and costs,

•        new crane and foodservice product introductions,

•        successful and timely completion of facility expansions,

•        foreign currency fluctuations,

•        increases in raw material prices, including increases in steel, copper, and aluminum prices,

•        steel industry conditions,

•        the risks associated with growth,

•        geographic factors and political and economic risks,

•        actions of company competitors,

•        changes in economic or industry conditions generally or in the markets served by our companies,

•        work stoppages and labor negotiations,

•        government approval and funding of projects,

•        the ability of our customers to receive financing, and

•        the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three Months Ended March 31, 2006 and 2005

(In millions, except share data)

INCOME STATEMENT

	Three Months Ended
	March 31,
	2006	2005

Net sales	$633.0	$510.3
Cost of sales	497.8	413.5
Gross profit	135.2	96.8

Engineering, selling and administrative expenses	78.9	67.8
Amortization expense	0.7	0.8
Operating earnings	55.6	28.2
Interest expense	(11.7)	(12.8)
Loss on debt extinguishment	—	(8.3)
Other income (expense) - net	(1.0)	1.3
Earnings from continuing operations before taxes on income	42.9	8.4
Provision for taxes on income	12.9	2.5

Earnings from continuing operations	30.0	5.9
Earnings (loss) from discontinued operations, net of income taxes	(0.3)	0.6

NET EARNINGS	$29.7	$6.5

BASIC EARNINGS PER SHARE:
Earnings from continuing operations	$0.49	$0.10
Earnings (loss) from discontinued operations, net of income taxes	(0.01)	0.01
BASIC EARNINGS PER SHARE	$0.49	$0.11

DILUTED EARNINGS PER SHARE:
Earnings from continuing operations	$0.48	$0.10
Earnings (loss) from discontinued operations, net of income taxes	(0.01)	0.01
DILUTED EARNINGS PER SHARE	$0.48	$0.11

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	60,936,490	59,988,138
Average Shares Outstanding - Diluted	62,461,920	61,222,372

SEGMENT SUMMARY

	Three Months Ended
	March 31,
	2006	2005
Net sales from continuing operations:
Cranes and related products	$477.5	$358.0
Foodservice equipment	93.6	96.2
Marine	61.9	56.1
Total	$633.0	$510.3

Operating earnings from continuing operations:
Cranes and related products	$51.2	$20.4
Foodservice equipment	10.6	12.3
Marine	3.7	1.6
General corporate expense	(9.2)	(5.3)
Amortization	(0.7)	(0.8)
Total	$55.6	$28.2

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three Months Ended March 31, 2006 and 2005

(In millions)

BALANCE SHEET

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and temporary investments	$206.7	$231.8
Accounts receivable - net	293.3	243.2
Inventories - net	397.2	331.5
Other current assets	157.5	146.9
Total current assets	1,054.7	953.4

Property, plant and equipment - net	359.5	353.9
Intangible assets	578.3	569.5
Other long-term assets	82.3	85.0
TOTAL ASSETS	$2,074.8	$1,961.8

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$673.0	$591.8
Short-term borrowings	6.1	19.4
Product warranties	48.4	47.3
Product liabilities	31.5	31.8
Total current liabilities	759.0	690.3

Long-term debt	478.0	474.0
Other non-current liabilities	255.6	254.2
Stockholders’ equity	582.2	543.3
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$2,074.8	$1,961.8

CASH FLOW SUMMARY

	THREE MONTHS ENDED
	March 31,
	2006	2005
Net earnings	$29.7	$6.5
Non-cash adjustments	18.3	16.9
Changes in operating assets and liabilities	(55.5)	(53.0)
Net cash used for operating activities of continuing operations	(7.5)	(29.6)
Net cash used for operating activities of discontinued operations	(0.3)	(11.9)
Net cash used for operating activities	(7.8)	(41.5)
Business acquisition, net of cash acquired	(12.1)	—
Capital expenditures	(10.4)	(8.2)
Proceeds from sale of fixed assets	1.7	3.0
Net cash used for discontinued operations	—	(0.1)
Payments on borrowings - net	(10.0)	(60.1)
Proceeds (payments) from receivable financing - net	9.8	(0.3)
Dividends paid	(2.1)	(2.1)
Stock options exercised	4.7	3.3
Effect of exchange rate changes on cash	1.1	(1.6)
Net decrease in cash & temporary investments	$(25.1)	$(107.6)